Pricing Supplement No. 109  Dated March 26, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-51961

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $10,000,000

CUSIP: 61687Y DQ7

Trade Date:  March 26, 1999

Settlement Date:  March 31, 1999

Maturity Date:  April 1, 2004

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  $9,991,000.00  (99.91%)

Interest Rate (per annum):  1-month LIBOR plus 15 basis points

Interest Rate Basis:
     (   )  Commercial Paper Rate  (   )   Federal Funds Rate
     (   )  LIBOR (Reuters)        (   )   Treasury Rate Note
     (X)  LIBOR (Telerate)         (   )   Other:
     (   )  Prime Rate

Interest Payment Date(s):  Monthly on the 1st, commencing May 1,
1999, subject to New York and London business days, modified following business day convention.

Record Date(s):  (X)  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                          (   )  Other:

Initial Interest Rate Per Annum: Second London Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
(X ) Monthly  (   )  Quarterly  (   ) Other

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (X )  Monthly
     (  )  Quarterly
     (  )  Semi-annually; the third Wednesday of:
              (  )  Annually; the third Wednesday of:


Interest Determination Dates, if other than stated in the
Prospectus Supplement:   Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement:  Monthly on the 1st, commencing on May 1, 1999
(subject to Business Day convention described in the Prospectus
Supplement).

Interest Calculation:
     (X)  Regular Floating Rate
     (   )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (   )  Other Floating Rate (See attached)

Spread (plus/minus):  plus 15 basis points   Spread Multiplier:
N/A

Index Maturity: 1 month            Index Currency:  N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate:  N/A

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (  )  30/360   (Commercial Paper Rate
                             Notes,
                             Federal Funds Rate Notes, Prime
                             Rate Notes and LIBOR Notes)
             (X)   Actual/360

Form:     (X)  Book-Entry Note (DTC)
     (  )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)    The Notes may not be redeemed prior to stated maturity.
(   )    The Notes may be redeemed prior to stated maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:  N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust National
                              Association
               (   )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
The Company will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 99.91% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell the aggregate principal amount of the Notes to Prudential Securities, Incorporated at a price of 99.91% of the principal amount of the Notes.

The Company has agreed to indemnify JPMSI and Prudential
Securities, Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED
TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.